EXHIBIT 10.8

November 15, 2010
Mr. Richard Lui
Founder, Chairman and CEO
China PharmaHub Corp.
20955 Pathfinder Road, Suite 100
Diamond Bar, CA 91765

Dear Mr. Lui:

Section I. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which China PharmaHub Corp. (the "Company")agrees to engage Stern Investor Relations, Inc. ("Stern IR") to render investor relations services.

Section 2. Fees. (a) The Company shall pay to Stern IR for its services hereunder a cash fee of $10,000 per month for the period beginning November 15, 2010 and ending May 31, 2011 payable in advance before the beginning of each month which occurs during such period (the "Engagement Period").

(b) The fee described in (a) above entitles the Company to Time Charges equal to the cash fee. "Time Charges" equal the hours devoted to the Company's account by Stern IR's professionals, multiplied by the following current hourly rates: $450 per hour for Lilian Stern (Principal), $325 for Vice Presidents; $300 for Senior Associates; $250 for Associates; $175 for Senior Analysts; and $150 per hour for Analysts. In the event that the Company's Time Charges for any month exceed $10,000, such excess hourly charges shall be billed at the foregoing rates. The Company will receive a report with all Time Charges with each month's invoice.

Section 3. Expenses. In addition to all other fees payable to Stern IR hereunder, the Company hereby agrees to reimburse Stern IR for all out-of-pocket expenses incurred in connection with the performance of services hereunder. These expenses are subject to a 10% administrative fee to account for the costs of incurring them on the Company's behalf. These-out-of pocket expenses may include, but are not limited to, the cost of photocopying, long distance phone calls, postage, messenger service, word processing, travel and entertainment and investor contact costs. All expenses will be billed and are payable within 15 days from the Company's receipt of the invoice.

  19 West 87th Street • Suite 400 • New York, New York 10024
  Tel. (212) 362-1200 • Fax (212) 362-2700 • info@sternir.com

China PharmaHub Corp. Engagement Letter Page 2

Section 4. Term of Agreement. (a) After May 15, 2011, the engagement of Stern IR under the provisions of this agreement shall continue until notice of termination under section (b) hereunder is received. (b) The Company may terminate Stern IR's engagement hereunder, with or without cause, at any time on 60 days' written notice after May 31, 2011. Failure to provide notice of termination will result in the acceleration of the fees due for the three months following actual receipt of termination notice by Stern IR. Stern IR may terminate its engagement hereunder, with or without cause, at any time, on 60 days' notice. The obligations of the Company and Stern IR under Sections 5 and 6 shall survive termination or breach of this agreement, with or without cause, by either party.

Section 5. Indemnification. The Company agrees to defend, indemnify and hold harmless Stern IR and its affiliates, directors, officers, agents, employees, successors and assigns (each an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, actions, claims, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted or awarded against the Indemnified Person, in each case arising in any manner out of or in connection with or by reason of Stern IR's undertaking or performance of service hereunder (all other foregoing collectively, the "Indemnified Liabilities") and will reimburse the Indemnified Person for all expenses (including counsel fees as they are incurred by such party) in connection with investigating, preparing or defending such action, claim or suit, whether or not in connection with pending or threatened litigation to which such Indemnified Person is a party, provided that the Company shall have no liability hereunder to any Indemnified Person with respect to Indemnified Liabilities which have arisen from the gross negligence or willful misconduct of such Indemnified Person. The foregoing indemnity shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 6. Limitation of Remedies of the Company. The remedy of the Company for breach by, Stern IR of any duty hereunder shall be limited to the amount of fees actually paid by the Company pursuant to Section 2 herein, less unreimbursed expenses incurred hereunder by Stern IR. Reimbursement of such fees shall constitute the sole and exclusive remedy of the Company. All other damages, including consequential and incidental damages, and costs of enforcement, including attorney's fees, are specifically excluded.

Section 7. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

China PharmaHub Corp. Engagement Letter Page 3

Section 9. Other Services. If the Company desires additional services not included in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to Stern IR.

Very truly yours,

Stern Investor Relations, Inc.

By:	/s/ Lilian S. Stern
Lilian S. Stern
Principal

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

China PhirmHub Corp

By:	/s/ Richard Lui
Richard Lui
Founder, Chairman and Chief Executive Officer